Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Lori Peterson, Vice President and Director of Marketing
Phone: 989-779-6333 | lapeterson@isabellabank.com

Ritzert Joins Isabella Bank Corporation as Chief Financial Officer

Mt. Pleasant, MI, January 5, 2026 — Isabella Bank Corporation proudly announces the appointment of Gerald J. Ritzert, CPA as its Chief Financial Officer, effective January 5, 2026.

Jerome Schwind, President and Chief Executive Officer of Isabella Bank Corporation, shared his enthusiasm for Ritzert’s arrival. "We are excited to welcome Jerry to our leadership team. His extensive banking experience and proven ability to drive financial performance and strategic growth will be invaluable as we continue to strengthen Isabella Bank’s position in the marketplace."

Ritzert brings a wealth of experience accumulated over more than 30 years in accounting and finance, including significant leadership roles in the banking industry. His expertise spans asset-liability management, capital planning, investment portfolio optimization, and strategic financial reporting. Throughout his career, Ritzert has successfully implemented initiatives to enhance profitability, strengthen risk management, and improve operational efficiency.

Ritzert earned a Bachelor of Science in Business Administration – Accounting from Robert Morris College in Pittsburgh, Pennsylvania, and is a Certified Public Accountant, underscoring his commitment to excellence and integrity in financial leadership. He has served on multiple boards and committees, including the Greater Beloit Economic Development Council and the Financial Managers Society.

Jerry and his wife, Laure, are excited to relocate from Roscoe, Illinois, to Mount Pleasant. Originally from Pittsburgh, Pennsylvania, they look forward to becoming active members of the Isabella Bank community.

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Isabella Bank Corporation (Nasdaq: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for over 121 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.